Exhibit 10.12

July 24, 2015

Mr. Ron Fisher

903 White Horse Trail

Hinckley, Ohio 44233

Re:	Employment Offer: Vice President of Business Development

Dear Mr. Fisher,

I am pleased to offer you a full-time position as the Vice President of Business Development with Sigma Labs, Inc., effective on August 10, 2015. Your annual salary will be in the amount of $180,000 and you will be paid bi-monthly on an exempt basis. You will be exempt from minimum wage and overtime pay requirements and you will report to the President of Sigma Labs, Inc. Our employment relationship will be terminable at-will, which means that either you or Sigma Labs, Inc. may terminate your employment at any time and for any reason.

As a regular full-time employee, you are eligible to receive medical, dental, life, short & long-term disability, participate in the Section 125 cafeteria plan, vision plan, 401K plan, accrue annual leave and receive holiday benefits. If you elect insurance benefits, please return all paperwork to me no later than your start date for coverages to begin at the earliest possible date. Please note that all insurance coverages are based upon meeting the insurance company’s enrollment requirements. If you choose not to elect any of the coverages, you will need to complete a waiver form, which will be provided.

In addition to the benefits package discussed above, Sigma Labs has a relocation policy for individuals relocating to the state of New Mexico that will be made available to you.

Sigma Labs has a 2013 Equity Incentive Plan (the “Plan”) and wants to acknowledge the key nature and value of your position to the long term success of the company by granting you under the Plan, effective upon the date your employment commences (i.e., August 10, 2015), (i) as a one-time signing bonus, a non-qualified stock option (the "Start Date Option") to purchase up to 4,750,000 shares of common stock of Sigma Labs. The Start Date Option will have an exercise price equal to the closing price of our common stock on the date of grant, will vest in accordance with the schedule listed in Exhibit A, provided you are in the employ of the company at each of the following dates, August 10, 2016, 2017, 2018 and 2019, and be on such other terms and provisions as are contained in Sigma Labs' standard-form nonqualified stock option agreement under the Plan, and (ii) a total of 250,000 shares (the “Shares”) of common stock of the company, subject to vesting based on the satisfaction of certain performance criteria set forth in Exhibit A, provided you are in the employ of the company when any such criteria is satisfied.  Each Share will have a value equal to the closing price of our common stock on the date of grant and will be on such other terms and provisions as are contained in Sigma Labs' standard-form of restricted stock letter agreement under the Plan.  We will provide you with copies of the foregoing stock option agreement and letter agreement on or before the date your employment commences. Additionally, Sigma Labs will grant you under the Plan, effective as of the first calendar day following the first anniversary of the date your employment commences (the "Option Grant Date") and provided you remain in our employ as of such date, a non-qualified stock option (the "Anniversary Option") to purchase up to 1,000,000 shares of common stock of Sigma Labs. The Anniversary Date Option will have an exercise price equal to the closing price of our common stock on the date of grant (i.e., the Option Grant Date), will vest in accordance with the schedule listed in Exhibit A, provided you are in the employ of the company at each of the following dates, August 11, 2017, 2018, 2019 and 2020, and be on such other terms and provisions as are contained in Sigma Labs' standard-form nonqualified stock option agreement under the Plan.

Furthermore, as an important member of the Sigma team, Sigma wants to further acknowledge the importance of your position by offering you a performance-based bonus plan in accordance with the schedule listed in Exhibit A, provided that you remain a Sigma employee in good standing.

Regarding location of your assigned position, Sigma Labs recognizes that you will execute the primary duties of your position at its offices located at 3900 Paseo del Sol, Santa Fe, NM 87507. In addition, Sigma labs will provide you with a company cell phone and laptop computer for your business use.

If you have questions concerning the terms stated in this letter, please let me know. Otherwise, please note your acceptance of this offer by signing in the space provided below. Upon completion, please PDF and send it to me via email no later than August 3, 2015. Please mail all original documentation to the address provided below. Nothing written in this letter changes our at-will employment relationship either implied, in writing or orally into a contract.

I sincerely hope that you find the terms of this offer to be acceptable, and we look forward to a mutually rewarding association.

Sincerely,

/s/ Mark J. Cola

Mark J. Cola

President and Chief Executive Officer

Attachments: Exhibit A: Compensation Package

Position Accepted By:

_/s/ Ronald K. Fisher, Jr.__________	__7/27/2015_____________________
Ronald K. Fisher, Jr.	Date

Exhibit A

Compensation Package

* OEM agreements are defined as signed definitive documents between Sigma Labs and a qualified OEM provider of Additive Manufacturing systems or software, and includes but is not limited to language that clearly describes the nature of the agreement (e.g., active sales and marketing activities and cycles, support and consulting services, the number of units to be sold, and associated hardware and software license pricing structure, etc.